EXECUTION COPY



                        AMENDMENT NO. 1 TO LOAN DOCUMENTS

                  AMENDMENT NO. 1 TO LOAN DOCUMENTS executed on February 5, 2009 (but effective as hereinafter provided) (the "Amendment") among ALLBRITTON COMMUNICATIONS COMPANY, a Delaware corporation (the "Borrower"), the subsidiaries of the Borrower signatories hereto (the "Guarantors"), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the "Banks"), BANK OF AMERICA, N.A., as administrative agent (the "Agent") for the Banks, and DEUTSCHE BANK SECURITIES, INC., as syndication agent (the "Syndication Agent").

PRELIMINARY STATEMENTS:

                  (1) The Borrower, the Banks, the Agent and the Syndication Agent have entered into a Credit Agreement dated as of August 23, 2005 (the "Credit Agreement"). The Guarantors have entered into an Unlimited Guaranty in favor of the Agent and the Banks dated as of August 23, 2005 (the "Guaranty Agreement"). The Borrower, certain of the Guarantors and the Agent have entered into a Pledge Agreement dated as of August 23, 2005 (the "Pledge Agreement"). The Agent and certain of the Guarantors have entered into a Collateral Assignment of Proceeds and Security Agreement dated as of August 23, 2005 (the "Collateral Assignment"). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

                  (2) The Credit Agreement, directly or indirectly through a series of credit agreements, restated, amended, refinanced, supplemented or otherwise modified or replaced the senior secured revolving credit facility dated as of March 27, 2001, among the Borrower, certain subsidiaries of Borrower, the financial institutions party thereto, Fleet National Bank, as agent, and Deutsche Bank Securities Inc.

                  (3) The Borrower and the Majority Banks have agreed to amend the Credit Agreement, the Guaranty Agreement, the Pledge Agreement and the Collateral Assignment as hereinafter set forth.

                  SECTION 1. Amendments to Credit Agreement.

          (a) Section 1.1 of the Credit Agreement is hereby amended as follows:

                  i. The definition of "Applicable Margins and Commitment Fee Rate" in Section 1.1 of the Credit Agreement is hereby amended and restated in full to read as follows:

                         "Applicable Margins and Commitment Fee Rate. With
                  respect to any fiscal quarter of the Borrower, the Eurodollar Applicable Margin, the Alternate Base Rate Applicable Margin and the Commitment Fee Rate shall be the applicable percentages set forth below opposite the Total Leverage Ratio (as defined below) determined for the most recently ended fiscal quarter for which the Borrower has delivered financial statements pursuant to ss.6.4(a) or (b), commencing with the first fiscal quarter to end after the Amendment No. 1 Execution Date:

                                                        Alternate
                 Total                 Eurodollar       Base Rate     Commitment
             Leverage Ratio            Applicable       Applicable       Fee
           (as defined below)            Margin           Margin         Rate
           ------------------          ----------       ----------    ----------

          Greater than or equal           3.50%            2.25%        0.500%
          to 6.5:1.0
          Less than 6.5:1.00 but          3.25%            2.00%        0.500%
          greater than or equal
          to 5.5:1.0
          Less than 5.5:1.0 but           3.00%            1.75%        0.375%
          greater than or equal
          to 4.5:1.0
          Less than 4.5:1.0               2.75%            1.50%        0.375%


                         provided, that if the Borrower's financial statements
                  are not furnished to the Banks pursuant to ss.6.4(a) or (b) hereof within five (5) Business Days after the relevant period of time specified in ss.6.4, the Eurodollar Applicable Margin with respect to all Eurodollar Rate Loans shall be 3.50%, the Alternate Base Rate Applicable Margin with respect to all Base Rate Loans shall be 2.25% and the Commitment Fee Rate shall be 0.500% during the period commencing on the date such statements are due and (provided that such financial statements are subsequently furnished to the Banks) ending on the date two (2) days following the delivery to the Agent of the financial statements to be furnished pursuant to ss.6.4(a) or (b) for the appropriate period. Notwithstanding anything provided herein, for purposes of the determination of the Applicable Margins and Commitment Fee Rate, "Total Leverage Ratio" is defined as the ratio of (a) Total Debt as of the ending date of the fiscal quarter for which the Borrower has delivered financial statements pursuant to ss.6.4(a) or (b), to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to ss.6.4(a) or (b)."

                  ii. The definition of "Change of Control" in Section 1.1 of the Credit Agreement is hereby amended by deleting the period at the end of clause (d) thereof and adding the following clause (e) at the end thereof "; or (e) the Principals cease to beneficially own and control at least 50% on a fully diluted basis of the voting and economic interests in the Borrower."

                  iii. The definition of "Majority Banks" in Section 1.1 of the Credit Agreement is hereby amended and restated in full to read as follows:

                         "Majority Banks. As of any date of determination, (a)
                  at any time there are less than three (3) Banks, Banks having 100% of the Total Commitment or, if the Commitments of each Bank to make Loans have been terminated pursuant to ss. 11.1, Banks holding 100% of the outstanding principal amount of the Notes and (b) at any time there are three (3) or more Banks, a minimum of two (2) Banks having more than 66-2/3% of the Total Commitment or, if the Commitments of each Bank to make Loans have been terminated pursuant to ss. 11.1, a minimum of two (2) Banks holding in the aggregate more than 66-2/3% of the outstanding principal amount of the Notes; provided, that
                  (i) the Commitment of, and the portion of the outstanding principal amount of the Notes held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Majority Banks and (ii) for purposes hereof, a Bank and its Affiliates shall be considered as a single Bank."

                  iv. The definition of "Obligations" in Section 1.1 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

                         "For the avoidance of doubt, Obligations shall include
                  any advances to, and debts, liabilities, obligations and covenants of, any Loan Party arising under any Secured Cash Management Agreement or any interest rate protection agreement entered into by a Bank or an Affiliate of a Bank."

                  v.     The following definitions are hereby added to Section
          1.1 of the Credit Agreement in the proper alphabetical order:

                         "Amendment No. 1.  Amendment No. 1 to Loan Documents,
                  dated as of the Amendment No. 1 Effective Date, among the Borrower, the Guarantors, the Banks, the Agent and the Syndication Agent."

                         "Amendment No. 1 Effective Date.  As of December 31,
                  2008."

                         "Amendment No. 1 Execution Date.  February 5, 2009."

                         "Cash Equivalents.  Any of the following, to the extent
                  owned by the Borrower or any of its Subsidiaries:

                              (i) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

                              (ii) time deposits with, or insured certificates of deposit or bankers' acceptances of, any commercial bank that (a) (A) is a Bank or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (b) issues (or the parent of which issues)

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

                         commercial paper rated as described in clause (iii) of this definition and (c) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

                              (iii) commercial paper issued by any Person
                         organized under the laws of any state of the United States of America and rated at least "Prime-1" (or the then equivalent grade) by Moody's or at least "A-1" (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

                              (iv) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody's or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (i), (ii) and (iii) of this definition."

                         "Cash Management Agreement. Any agreement to provide
                  cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements."

                         "Cash Management Bank. Any Person that is a Bank or an
                  Affiliate of a Bank, in its capacity as a party to such Cash Management Agreement."

                         "Secured Cash Management Agreement. Any Cash Management
                  Agreement that is entered into by and between any Loan Party and any Cash Management Bank."

                         "Secured Interest Rate Protection Agreement. Any
                  interest rate protection agreement entered into from time to time by a Bank or any of its Affiliates with a Loan Party."

                         "Secured Parties. Agent, the Banks, the Cash Management
                  Banks and any Bank or Affiliate of a Bank that has entered into an interest rate protection agreement with any Loan Party."

                         "Total Leverage Ratio.  (i) For purposes of the
                  determination of the Applicable Margins and Commitment Fee Rate, see the definition of Applicable Margins and Commitment Fee Rate, and (ii) otherwise see ss. 8.2."

                         "WCIV LLC.  WCIV LLC, a Delaware limited liability
                  company."

          (b) Section 2.3 of the Credit Agreement is hereby amended by adding thereto the following new clause (c):

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

                              (c) "Scheduled Reduction of Total Commitments. On each date set forth below, the Commitment of Bank of America and its Affiliates shall be reduced, on a pro rata basis as between Bank of America and such Affiliates, by the amount set forth opposite such date below:

                         ---------------------- --------------------------
                         Date                   Amount of Reduction
                         ---------------------- --------------------------
                         December 31, 2009      $2,500,000.00"
                         ---------------------- --------------------------


          (c) Section 2.9 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

                  "Notwithstanding the foregoing, if any repayment is required as a result of any scheduled reduction of Commitments hereunder , such repayment will be made in accordance with Section 2.3(c) hereof and such repayment will be paid on a pro rata basis to Bank of America and to its Affiliates in accordance with the reduction of each of their Commitments."

          (d) Section 6.11 of the Credit Agreement is hereby amended and restated in full to read as follows:

                  "Section 6.11 Further Assurances. The Borrower will, promptly upon request by the Agent, or any Bank through the Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Agent, or any Bank through the Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party's or any of its Subsidiaries' properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents in accordance with its terms and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so."

          (e) Section 7.2(vii) of the Credit Agreement is hereby amended to change the reference to "Pledge Agreement" therein to "Security Documents."

          (f) Section 7.4(d) of the Credit Agreement is hereby amended and restated in full to read as follows:

                  "(d) payments by the Borrower of cash dividends on outstanding shares of its capital stock or loans or advances to Affiliates (other than Subsidiaries of the Borrower), and payments by any Majority-Owned Subsidiary of cash dividends on outstanding shares of its capital stock to any Person other than the Borrower or a wholly-owned Subsidiary of the

Borrower; provided, that no Default or Event of Default is continuing on the date of any such payment or would result therefrom after giving pro forma effect to such payment, any related transactions and any transactions, if any, consummated pursuant to ss.ss. 7.4(g) and 7.5(g), as if they had occurred as of the end of the last day of the most recent fiscal quarter for which the Borrower has delivered a Compliance Certificate (the "Pro Forma Test Date"); and, provided, further, that (i) the Total Leverage Ratio, after giving pro forma effect to such payments and transactions as if they had occurred as of the Pro Forma Test Date, will not exceed 6.75:1.0, (ii) the Senior Leverage Ratio, after giving pro forma effect to such payments and transactions as if they had occurred as of the Pro Forma Test Date, will not exceed 1.0:1.0 and (iii) the Agent and the Banks shall have received, prior to the making of such Restricted Payment, a statement certified by the principal financial officer of the Borrower and setting forth in reasonable detail computations evidencing compliance, on a pro forma basis, with the covenants contained in subclauses (i) and (ii) above as at the Pro Forma Test Date;"

          (g) Section 7.4 of the Credit Agreement is hereby amended by replacing the period at the end of Section 7.4(e) thereof with a semicolon and by adding new clauses (f) and (g) to read in full as follows:

                  "(f) voluntary redemptions or repurchases by the Borrower of ACC 7 3/4% Senior Subordinated Notes; provided, that (i) the Total Leverage Ratio, after giving pro forma effect to such payment, any related transactions and any transaction, if any, consummated pursuant to ss.ss. 7.4(d) and 7.5(g), as if they had occurred as of the Pro Forma Test Date (as defined above), will not exceed 6.75:1.0, (ii) the Senior Leverage Ratio, after giving pro forma effect to such payments and transactions as if they had occurred as of the Pro Forma Test Date, will not exceed 1.0:1.0 and (iii) the Agent and the Banks shall have received, prior to the making of such Restricted Payment, a statement certified by the principal financial officer of the Borrower and setting forth in reasonable detail computations evidencing compliance on a pro forma basis, with the covenants contained in subclauses (i) and (ii) above as at the Pro Forma Test Date (as defined above); and

                  (g) to the extent permitted by Section 7.5(g), the disposition of all of the assets or equity interests in WCIV LLC."

          (h) Section 7.5 of the Credit Agreement is hereby amended by deleting the word "and" at the end of clause (e) thereof, replacing the period at the end of clause (f) thereof with the phrase "; and" and adding a new clause
(g) to read in full as follows:

                  "(g) the disposition (whether by sale, distribution, spin-off or contribution) of all of the assets of or equity interests in WCIV LLC; provided, that (i) no Default or Event of Default is continuing on the date of such disposition or after giving effect thereto as if it had occurred as of the end of the last day of the most recent fiscal quarter for which the Borrower has delivered a Compliance Certificate (the "Pro Forma Test Date") and (ii) the Agent and the Banks shall have received, at least five (5) Business Days prior the making of such disposition, a statement certified by the principal financial officer of the Borrower and setting forth in reasonable detail computations evidencing compliance, on a pro forma basis, after giving effect to such disposition and any transaction, if any, consummated pursuant to ss.ss. 7.4(d) and 7.4(g), with the covenants contained in Section 8.2 and 8.3 as at the Pro Forma Test Date."

          (i) Section 7.11 of the Credit Agreement is hereby amended and restated in full to read as follows:

                  "Section 7.11 No Amendments, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or permit any amendment, supplement or other modification of any charter document or by-laws of the Borrower or any of its Subsidiaries or any Subordinated Debt Document that, in any such case, would adversely affect the Banks; provided, however, that TV Alabama, Inc. and Harrisburg Television, Inc. may each amend their Certificates of Incorporation in the manner set forth as Exhibits B and C to Amendment No. 1."

          (j) Section 7 of the Credit Agreement is hereby amended by adding a new Section 7.13 and a new Section 7.14 immediately following Section 7.12, to read in full as follows:

                  "Section 7.13 Cash Management. The amount of cash and Cash Equivalents held by the Borrower and its Subsidiaries shall not exceed $10,000,000 in the aggregate on more than four Business Days in any consecutive five Business Day period; provided, however, that such restriction shall not apply at any time that no Loans are outstanding.

                  Section 7.14 Burdensome Agreements. The Borrower will not and will not permit any of its Subsidiaries to enter into or permit to exist any contractual obligation (other than this Agreement, any other Loan Document and the Subordinated Debt Documents) that (i) limits the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist a lien or security interest on property of such Person; provided, however, that this clause (i) shall not prohibit any negative pledge incurred or provided in favor of any holder or beneficiary of a Permitted Lien solely to the extent any such negative pledge relates to the property the subject of such Permitted Lien; or (ii) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person."

          (k) Section 8.2 of the Credit Agreement is hereby amended and restated in full to read as follows:

                  "Section 8.2 Total Leverage Ratio. The Borrower will not permit the ratio of (a) Total Debt as of any date of determination, less, solely to the extent that no Loans are outstanding as of such date, the aggregate amount of unrestricted cash on hand and Cash Equivalents as of such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters most recently ended for which the Borrower has supplied or is required to supply financial statements pursuant to ss.6.4(a), or following the Closing Date, a Compliance Certificate (hereinafter, the "Total Leverage Ratio"), to exceed the ratio set forth below opposite the period in which the date of determination falls:


     --------------------------------------------- -----------------------------
     Date During Period                            Maximum Total Leverage Ratio
     --------------------------------------------- -----------------------------
     --------------------------------------------- -----------------------------
     Closing Date through December 30, 2008                  7.25:1.0
     --------------------------------------------- -----------------------------
     December 31, 2008 through March 30, 2009                8.00:1.0
     --------------------------------------------- -----------------------------

                                       7

     March 31, 2009 through September 29, 2009               8.25:1.0
     --------------------------------------------- -----------------------------
     September 30, 2009 through December 30, 2009            8.00:1.00
     --------------------------------------------- -----------------------------
     December 31, 2009 through March 30, 2010                7.75:1.0
     --------------------------------------------- -----------------------------
     March 31, 2010 through September 29, 2010               7.50:1.0
     --------------------------------------------- -----------------------------
     September 30, 2010 through March 30, 2011               7.25:1.0
     --------------------------------------------- -----------------------------
     March 31, 2011 through June 29, 2011                    7.00:1.0
     --------------------------------------------- -----------------------------
     June 30, 2011 and thereafter                            6.75:1.0
     --------------------------------------------- -----------------------------

          (l) Section 8.3 of the Credit Agreement is hereby amended and restated in full to read as follows:

                  "Section 8.3 Senior Leverage Ratio. The Borrower will not permit the ratio of (a) Senior Debt as of any date to (b) Consolidated EBITDA for the four (4) consecutive fiscal quarters most recently ended for which the Borrower has supplied or is required to supply financial statements pursuant to ss.6.4(a), or following the Closing Date, a Compliance Certificate (the "Senior Leverage Ratio"), to exceed, (i) for the period from the Closing Date through December 30, 2008, 2.50:1.0 and (ii) on December 31, 2008 and thereafter, 1.25:1.0."

          (m) Section 11.1(c) of the Credit Agreement is hereby amended and restated in full to read as follows:

                  "(c) the Borrower or any Subsidiary of the Borrower shall fail to (i) comply with any of the covenants contained in Section 6.5 (with respect to the first sentence thereof only), 6.12, 6.15, 6.17 (provided, however, that to the extent compliance with such covenant is stated to be subject to the satisfaction of the Agent, non-compliance with such covenant shall not constitute an Event of Default solely to the extent such non-compliance would be the result of the absence of the Agent's satisfaction and only until three (3) Business Days after the Borrower or such Subsidiary has received notice from the Agent of such non-compliance), or 6.18, Section 7 or Section 8, (ii) comply with any covenants contained in this Credit Agreement (other than those enumerated in subclause (i) above) or in any of the other Loan Documents (other than payment covenants described in paragraphs (a) and (b) above) for twenty (20) days after written notice of such failure has been given to the Borrower by the Agent or any Bank or (iii) comply with any covenant or agreement set forth in any Subordinated Debt Document after the period of grace applicable thereto;"

          (n) Section 11.1(e) of the Credit Agreement is hereby amended and restated in full to read as follows:

                  "(e) the Borrower or any of its Subsidiaries (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or any guaranty (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or guaranty or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such guaranty (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guaranty to become payable or cash collateral in respect thereof to be demanded;"

          (o) Section 11.1 of the Credit Agreement is hereby amended by adding the following new subsections immediately following subsection (q) therein:

                  "(r) any provision of any Loan Document applicable to any Loan Party, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or the Borrower or any Affiliate of the Borrower contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party or any Person acting on or on behalf of such Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document;

                  (s) any Security Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to be in full force and effect or shall cease to create a valid and perfected first priority lien and security interest in accordance with its terms (subject only to Permitted Liens) on the Collateral purported to be covered thereby, except to the extent such Collateral, individually or in the aggregate, with a fair market value of less than $250,000;

                  (t) any Obligation that is "Senior Debt" as that term is defined in the ACC Senior Subordinated Indenture ceases to qualify as "Designated Senior Debt" for purposes of and as defined in the ACC 7 3/4% Senior Subordinated Indenture, and all supplemental indentures thereto;

                  (u) the subordination provisions set forth in the Subordinated Debt Documents or in any agreement evidencing any Permitted Refinancing Indebtedness shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of the ACC 7 3/4% Senior Subordinated Notes or any Permitted Refinancing Indebtedness with respect thereto;"

          (p) Schedule 1.1 to the Credit Agreement is hereby amended and restated in full, as of the Amendment No. 1 Execution Date, by Schedule 1.1 hereto.

          (q) Schedule 5.18 to the Credit Agreement is hereby amended and restated in full by Schedule 5.18 hereto.

                  SECTION 2. Amendments to the Pledge Agreement.

          (a) The second paragraph of the recitals to the Pledge Agreement is hereby amended by replacing the first parenthetical appearing therein with the following: "(as amended and in effect from time to time, the "Credit Agreement")".

          (b) The definition of "Secured Parties" in Section 1.1 of the Pledge Agreement is hereby amended as follows:

                  "Secured Parties means, collectively, the Agent, the Banks, the Cash Management Banks and any Bank or Affiliate of a Bank that has entered into an interest rate protection agreement with any Loan Party."

          (c) Section 2.2 of the Pledge Agreement is hereby amended by replacing the first sentence thereof with the following:

                  "This Agreement (and the Pledged Collateral) secures the prompt payment in full and performance when due of all and each of the Obligations under the Credit Agreement, the other Loan Documents, the Secured Cash Management Agreements, and the Secured Interest Rate Protection Agreements."

          (d) Section 2.6(b) of the Pledge Agreement is hereby amended and restated in full to read as follows:

                  "any change in the corporate existence, structure or ownership of any of the Pledgors or their Subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any such Person or any Property of any such Person or any resulting release or discharge of any Obligation contained in the Credit Agreement or, any other Loan Document, any Secured Cash Management Agreement or any Secured Interest Rate Protection Agreement;"

          (e) Section 2.6(c)(i) of the Pledge Agreement is hereby amended and restated in full to read as follows:

                  "to assert any claim or demand or to enforce any right or remedy against such Pledgor, any other Pledgor or any other Person under the provisions of the Credit Agreement, any other Loan Document, any Secured Cash Management Agreement, any Secured Interest Rate Protection Agreement or any other Instrument relating to any thereof or under any applicable law, or"

          (f) Section 2.6(d) of the Pledge Agreement is hereby amended and restated in full to read as follows:

                  "any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other compromise, renewal, extension, acceleration or release with respect thereto or with respect to the Pledged Collateral, or any other amendment to, rescission, waiver or other modification of, or any consent to any departure from, the Credit Agreement, any other Loan Document any Secured Cash

          Management Agreement, any Secured Interest Rate Protection Agreement, or any other Instrument relating to any thereof;"

          (g) Section 6.2 of the Pledge Agreement is hereby amended and restated in full to read as follows:

                  "Section 6.2. Application of Proceeds. All cash proceeds received by the Agent in respect of any sale of, liquidation of, collection from, or other realization upon, all or any part of the Pledged Collateral shall be applied as set forth in Section 11.3 of the Credit Agreement."

          (h) Attachment I to the Pledge Agreement is hereby amended and restated in full by Attachment I hereto.

                  SECTION 3. Amendments to the Guaranty Agreement.

          (a) The first paragraph of the Guaranty Agreement is hereby amended by replacing the phrase "Banks parties to the Credit Agreement referred to below" with the phrase "Secured Parties (as defined in the Credit Agreement referred to below)."

          (b) The first paragraph of the recitals to the Guaranty Agreement is hereby amended by replacing the first parenthetical appearing therein with the following: "(as amended and in effect from time to time, the "Credit Agreement")."

          (c) Section 1 of the Guaranty Agreement is hereby amended to change each reference to "Banks" therein to "Secured Parties" and to add the following phrase immediately after the second parenthetical therein: "or arising under any Secured Cash Management Agreements or Secured Interest Rate Protection Agreements."

          (d) Section 2 of the Guaranty Agreement is hereby amended to change each reference to "Banks" therein to "Secured Parties", to replace the phrase "rate of interest announced by the Agent from time to time at its head office as its" with the word "Alternate", and by changing the phrase "4%" to "4.25%."

          (e) Section 3 of the Guaranty Agreement is hereby amended and restated in full to read as follows:

                  "3. Unlimited Guaranty. The liability of the Guarantors hereunder shall be unlimited. Each Guarantor, and by its acceptance of this Guaranty, the Agent and each of the Secured Parties, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law (a hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any singular foreign, federal, or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Agent, the Secured Parties, and the Guarantors hereby irrevocably agree that, notwithstanding anything to the contrary in the first sentence of this Section 3, the Obligations of each Guarantor under the Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof "Bankruptcy Law" means any proceeding of the type referred to in Section 11.1(f) of the Credit Agreement or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors."

          (f) Section 4 of the Guaranty Agreement is hereby amended to change each reference to "Banks" therein to "Secured Parties."

          (g) Section 5.1(b) of the Guaranty Agreement is hereby amended by replacing the word "Credit Agreement" with the word "Guaranty."

          (h) Section 7 of the Guaranty Agreement is hereby amended by replacing the phrase "Agent and the Banks or their affiliates" with "Secured Parties", replacing each of the phrases "affiliate of the Agent and the Banks" and "such affiliate" with the phrase "Secured Party", and replacing the word "Banks" with the phrase "Secured Party."

          (i) Section 9 of the Guaranty Agreement is hereby amended by deleting the phrase "Amended and Restated."

                  SECTION 4. Amendments to the Collateral Assignment.

          (a) The first paragraph of the Collateral Assignment is hereby amended by replacing the word "Banks" with the phrase "Secured Parties."

          (b) The last sentence of the first paragraph of the recitals to the Collateral Assignment is hereby amended and restated to read in full as follows:

                  "It is a condition precedent to the Banks making any loans or otherwise extending credit to Allbritton that each of the Debtors execute and deliver to the Agent this Collateral Assignment of Proceeds and Security Agreement for the benefit of the Secured Parties."

          (c) Section 1.1 of the Collateral Assignment is hereby amended by replacing the word "Lenders" with the phrase "Secured Parties."

          (d) Section 3.5 of the Collateral Assignment is hereby amended by deleting subsection (b) thereto in its entirety.

          (e) Section 5.3 of the Collateral Assignment is hereby amended and restated in full to read as follows:

                  "Section 5.3. Obligations Absolute. The obligations of each Debtor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Debtor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement, any other Loan Document, any Secured Cash Management Agreement or any Secured Interest Rate

          Protection Agreement; or (c) any amendment to or modification of any Loan Document, any Secured Cash Management Agreement, any Secured Interest Rate Protection Agreement or any security for any of the Obligations whether or not the Debtors, or any of them, shall have notice or knowledge of any of the foregoing."

          (f) The second sentence of Section 5.4 of the Collateral Assignment is hereby amended and restated in full to read as follows:

                  "All agreements, statements, representations and warranties made by each Debtor herein or in any certificate or other instrument delivered by each Debtor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of this Agreement, the other Loan Documents, any Secured Cash Management Agreement and any Secured Interest Rate Protection Agreement regardless of any investigation made by the Agent or the Secured Parties or on their behalf."

                  SECTION 5. Supplement to Guaranty Agreement.

          (a) Capitol News Company, LLC (together with its successors and assigns, "Capitol News") hereby guarantees to the Agent and the Secured Parties, jointly and severally with the other Guarantors, the full and punctual payment when due (whether at maturity, by acceleration or otherwise), and the performance, of all indebtedness, liabilities, agreements and other obligations of the Borrower to the Agent and the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, secured or unsecured, now existing or hereafter acquired or arising under the Credit Agreement or any other Loan Documents or in respect of the Loans (whether by way of discount, letter of credit, lease, loan, overdraft or otherwise) or arising under any Secured Cash Management Agreements or Secured Interest Rate Protection Agreements (collectively, the "Guaranteed Obligations"). This guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of the Guaranteed Obligations and not of their collectability only and is in no way conditioned upon any requirement that the Agent and the Secured Parties first attempt to collect any of the Obligations from the Borrower or resort to any security or other means of obtaining their payment. Should the Borrower default in the payment or performance of any of the Obligations, the obligations hereunder shall become immediately due and payable to the Agent and the Secured Parties, without demand or notice of any nature, all of which are expressly waived by the undersigned. Payments by Capitol News hereunder may be required by the Agent on any number of occasions.

          (b) Capitol News further agrees, jointly and severally with the other Guarantors, as a principal obligor and not as a guarantor only, to pay to the Agent and the Secured Parties, on demand, all costs and expenses (including court costs and legal expenses) incurred or expended by the Agent and the Secured Parties in connection with the Guaranteed Obligations, the Guaranty Agreement and the enforcement thereof, together with interest on amounts recoverable under the Guaranty Agreement from the time such amounts become due until payment, at the rate per annum equal to the Alternate Base Rate plus 4.25%; provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

          (c) The liability of Capitol News under the Guaranty Agreement shall be unlimited. Capitol News, the Agent and each of the Secured Parties hereby confirms that it is the intention of all such Persons that the Guaranty Agreement and the obligations of Capitol News not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law (a hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any singular foreign, federal, or state law to the extent applicable to the Guaranty Agreement and to the obligations of the undersigned. To effectuate the foregoing intention, the Agent, the Secured Parties, and Capitol News hereby irrevocably agree that, notwithstanding anything to the contrary in the first sentence of this Section 5(c), the obligations of the undersigned under the Guaranty Agreement at any time shall be limited to the maximum amount as will result in the obligations of Capitol News under the Guaranty Agreement not constituting a fraudulent transfer or conveyance. For purposes hereof "Bankruptcy Law" means any proceeding of the type referred to in Section 11.1(f) of the Credit Agreement or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

          (d) Capitol News agrees that the Guaranteed Obligations will be paid and performed strictly in accordance with their respective terms regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent and the Secured Parties with respect thereto. Capitol News waives presentment, demand, protest, notice of acceptance, notice of Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Borrower, and all suretyship defenses generally. Without limiting the generality of the foregoing, Capitol News agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Guaranteed Obligation and agrees that the obligations of Capitol News hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Agent and the Secured Parties to assert any claim or demand or to enforce any right or remedy against the Borrower; (ii) any extensions or renewals of any Guaranteed Obligation; (iii) any rescissions, waivers, amendments or modifications of any of the terms or provisions of any agreement evidencing securing or otherwise executed in connection with any Guaranteed Obligation; (iv) the substitution or release of any entity primarily or secondarily liable for any Guaranteed Obligation; (v) the adequacy of any rights the Agent and the Secured Parties may have against any collateral or other means of obtaining repayment of the Guaranteed Obligations; (vi) the impairment of any collateral securing the Guaranteed Obligations, including without limitation the failure to perfect or preserve any rights the Agent and the Secured Parties might have in such collateral or the substitution, exchange, surrender, release, loss or destruction of any such collateral; or (vii) any other act or omission which might in any manner or to any extent vary the risk of Capitol News or otherwise operate as a release or discharge of Capitol News, all of which may be done without notice to Capitol News.

          (e) Capitol News hereby makes each representation and warranty set forth in Section 5 of the Guaranty Agreement to the same extent as each other Guarantor.

          (f) Capitol News hereby agrees, as of the date hereof, to be bound as a Guarantor by all of the terms and conditions of the Guaranty Agreement to the same extent as each of the other Guarantors thereunder. Capitol News further agrees, as of the date hereof, that each reference in the Guaranty Agreement to a "Guarantor" shall also mean and be a reference to the undersigned, and each reference in the Credit Agreement and in each other Loan Document to a "Guarantor" or to a "Loan Party" will also mean and be a reference to Capitol News.

          (g) The provisions of this Section 5 shall constitute a "Guaranty Agreement" and be a "Loan Document" under and as defined in the Credit Agreement, as amended by this Amendment.

                  SECTION 6. Conditions of Effectiveness.

          (a) This Amendment shall be deemed effective as of the close of business on December 31, 2008 when, and only when, (i) the Agent shall have received counterparts of this Amendment executed by the Borrower, the Guarantors and the Majority Banks or, as to any of the Banks, advice satisfactory to the Agent that such Bank has executed this Amendment and (ii) the Borrower shall have paid to each Bank that executes this Amendment, in immediately available funds, an amendment fee equal to 0.0025 multiplied by the amount of such Bank's Commitment as of the date hereof, after giving effect to the Amendment. The effectiveness of this Amendment is conditioned upon the accuracy of the factual matters described herein. This Amendment is subject to the provisions of Section 24 of the Credit Agreement and Sections 1, 2, 3, 4 and 5 hereof shall become effective when, and only when, the Agent shall have additionally received all of the following documents, each such document (unless otherwise specified) dated the date of receipt thereof by the Agent (unless otherwise specified) and in sufficient copies for each Bank, in form and substance satisfactory to the
Agent:

                  i. a favorable opinion of Fulbright & Jaworski, L.L.P., counsel for the Borrower, in the form of Exhibit A attached hereto;

                  ii. certificates signed by a duly authorized officer of the Borrower and each Guarantor stating that:

                         (i)  The representations and warranties contained in
          Section 7 are correct on and as of the date of such certificate as though made on and as of such date other than any such representations or warranties that, by their terms, refer to a date other than the date of such certificates; and

                         (ii) No event has occurred and is continuing that constitutes a Default.

                  iii. (A) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (B) a copy of a Certificate of the Secretary of State of the jurisdiction of incorporation of each Loan Party certifying (1) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary's office and (2) that such amendments are the only amendments to such Loan Party's charter on file in such Secretary's office.

                  iv. an amendment to the Limited Liability Company Agreement of Capitol News Company, LLC to include standard "opt-in" language with respect to the applicability of Article 8 of the Uniform Commercial Code.

          (b) On the Amendment No. 1 Execution Date, the Borrower shall, in coordination with the Agent, repay outstanding Loans of Bank of America in the amount of $740,740.74 and incur additional Loans from Deutsche Bank Trust Company Americas in a corresponding amount, even though as a result thereof such new Loans (to the extent required to be maintained as Eurodollar Rate Loans) may have a shorter Interest Period than the then outstanding Borrowings of such Loans, in each case, to the extent necessary so that each Bank participates in each outstanding Borrowing of Loans pro rata on the basis of their respective Commitments after giving effect to the reduction in Bank of America's Commitments as set forth on Schedule 1.1 attached hereto and with the Borrower being obligated to pay to the respective Bank any costs of the type referred to in Section 3.8 of the Credit Agreement and such amounts, as reasonably determined by the respective Bank, to compensate them for funding the various Loans during an existing Interest Period in connection with any such repayment and incurrence. For the avoidance of doubt, such reduction in Bank of America's Commitments will be effective on the Amendment No. 1 Execution Date.

          (c) On the Amendment No. 1 Execution Date, the Borrower shall deliver to the Agent any certificates evidencing the ownership of the Borrower in Capitol News Company, LLC, together with undated transfer powers executed in blank.

                  SECTION 7. Representations and Warranties of the Loan Parties.

          Each Loan Party represents and warrants as follows:

          (a) Each of the Borrower and its Subsidiaries is a corporation, or in the case of KTUL LLC, KATV LLC and WCIV LLC, a limited liability company, duly organized, validly existing and in good standing under the laws of the its state of formation or incorporation.

          (b) The execution, delivery and performance of this Amendment and the other Loan Documents, as amended hereby, to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (i) are within the authority and legal right of the Borrower and its Subsidiaries, (ii) have been duly authorized by all necessary proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries which would have a materially adverse effect on the business, assets or financial condition of the Borrower or the Borrower and its Subsidiaries, taken as a whole and (iv) do not conflict with any provision of the charter or the by-laws or limited liability company agreement, as applicable, or any agreement or any instrument binding upon, the Borrower or any of its Subsidiaries.

          (c) The execution and delivery of this Amendment and the other Loan Documents, as amended hereby, to which the Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of the Borrower and each such Subsidiary enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

          (d) The execution, delivery and performance by the Borrower and its Subsidiaries of this Amendment and the other Loan Documents, as amended hereby, to which the Borrower or any such Subsidiary is or is to become a party and the transactions contemplated hereby and thereby do not require the Borrower or any of its Subsidiaries to obtain the approval or consent of, to make a filing with, or to perform or obtain the performance of any other act by or in respect of any governmental agency or authority other than those already obtained or performed, and except that the exercise of certain rights under the Loan Documents may require the consent of the FCC.

          (e) There are no actions, suits, proceedings or investigations of any kind pending or, to the Borrower's knowledge, threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined are reasonably likely to in the aggregate, materially adversely affect the properties, assets, financial condition or business of the Borrower and its Subsidiaries, taken as a whole or materially impair the right of the Borrower and its Subsidiaries, taken as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower, or which question the validity of this Amendment or any of the other Loan Documents, as amended hereby, or any action taken or to be taken pursuant hereto or thereto.



                  SECTION 8. Reference to and Effect on the Loan Documents

          (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement and each of the other Loan Documents to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement or the Guaranty Agreement, and each reference to "the Credit Agreement", "the Guaranty Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement or the Guaranty Agreement, shall mean and be a reference to the Credit Agreement or the Guaranty Agreement, as applicable, as amended by this Amendment.

          (b) The Credit Agreement and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case as amended by this Amendment.

          (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Bank or the

Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

          (d) This Amendment is a "Loan Document" under and as defined in the Credit Agreement, as amended by this Amendment.

                  SECTION 9. Costs, Expenses.

          The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of the Loan Documents and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 14(a) of the Credit Agreement. In addition, the Borrower shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Agent and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

                  SECTION 10. Execution in Counterparts.

          This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

                  SECTION 11. GOVERNING LAW.

          THIS AMENDMENT IS A CONTRACT UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER, THE AGENT AND THE BANKS CONSENT TO THE JURISDICTION IN ANY OF THE FEDERAL OR STATE COURTS LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS IN CONNECTION WITH ANY MATTER RELATING TO THIS AMENDMENT.

                  SECTION 12. Release/Covenant Not to Sue.

          (a) In consideration of the agreements of Agent and Banks contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and each other Loan Party (by such other Loan Party's execution and delivery of this Amendment), on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Banks, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Bank and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, Borrower or such Loan Party or any of their successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto; provided, however, that the foregoing shall not be construed to release the Agent or the Banks, or their successors or assignees, from either their obligations under any of the Loan Documents, as amended by this Amendment, from and after the date of this Amendment or any claim on account of or in relation thereto, notwithstanding the fact that the Agent or the Banks became a party to a Loan Document prior to such date.

          (b) Borrower and each other Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

          (c) Borrower and each other Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

          (d) Borrower and each other Loan Party (by such other Loan Party's execution and delivery of this Amendment), on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Borrower and each other Loan Party pursuant to this Section 12. If Borrower, any other Loan Party or any of their respective successors, assigns or other legal representations violates the foregoing covenant, Borrower and each other Loan Party, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                       ALLBRITTON COMMUNICATIONS COMPANY,
                                       as the Borrower

                                       By    /s/ Stephen P. Gibson
                                             -----------------------------------
                                             Name:  Stephen P. Gibson
                                             Title: Chief Financial Officer
                                                    and Senior Vice President

                                       ALLFINCO, INC.,
                                       as Guarantor

                                       By    /s/ Stephen P. Gibson
                                             -----------------------------------
                                             Name:  Stephen P. Gibson
                                             Title: Vice President

                                       KATV, LLC,
                                       as Guarantor

                                       By    /s/ Stephen P. Gibson
                                             -----------------------------------
                                             Name:  Stephen P. Gibson
                                             Title: Vice President

                                       KTUL, LLC,
                                       as Guarantor

                                       By    /s/ Stephen P. Gibson
                                             -----------------------------------
                                             Name:  Stephen P. Gibson
                                             Title: Vice President

                                       WSET, INCORPORATED,
                                       as Guarantor

                                       By    /s/ Stephen P. Gibson
                                             -----------------------------------
                                             Name:  Stephen P. Gibson
                                             Title: Vice President

                                       ALLBRITTON TELEVISION PRODUCTIONS, INC., as Guarantor

                                       By    /s/ Stephen P. Gibson
                                             -----------------------------------
                                             Name:  Stephen P. Gibson
                                             Title: Vice President

                                       TV ALABAMA, INC.,
                                       as Guarantor

                                       By    /s/ Stephen P. Gibson
                                             -----------------------------------
                                             Name:  Stephen P. Gibson
                                             Title: Vice President

                                       HARRISBURG TELEVISION, INC.,
                                       as Guarantor

                                       By    /s/ Stephen P. Gibson
                                             -----------------------------------
                                             Name:  Stephen P. Gibson
                                             Title: Vice President

                                       WCIV, LLC,
                                       as Guarantor

                                       By    /s/ Stephen P. Gibson
                                             -----------------------------------
                                             Name:  Stephen P. Gibson
                                             Title: Vice President

                                       ACC LICENSEE INC.,
                                       as Guarantor

                                       By    /s/ Stephen P. Gibson
                                             -----------------------------------
                                             Name:  Stephen P. Gibson
                                             Title: Vice President

                                       CAPITOL NEWS COMPANY, LLC,
                                       as Guarantor

                                       By    /s/ Stephen P. Gibson
                                             -----------------------------------
                                             Name:  Stephen P. Gibson
                                             Title: Vice President

                                       BANK OF AMERICA, N.A.,
                                       as the Agent and as Bank

                                       By    /s/ Peter van der Horst
                                             -----------------------------------
                                             Name:  Peter van der Horst
                                             Title: Senior Vice President

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       as Bank

                                       By    /s/ Susan LeFevre
                                             -----------------------------------
                                             Name:  Susan LeFevre
                                             Title: Director

                                       By    /s/ Omayra Laucella
                                             -----------------------------------
                                             Name:  Omayra Laucella
                                             Title: Vice President

                                  Schedule 1.1

                                      Banks



                                                                Percentage of
                                        Commitment              Commitment


Bank of America, N.A.                  $32,500,000.00           48.148148148%

Deutsche Bank Trust Company            $35,000,000.00           51.851851851%
       Americas

Totals:                                $67,500,000.00           100%







                                       1